EXHIBIT 4.30

Execution Copy

CREDIT AGREEMENT

dated as of

October 27, 2005

among

MIDAS INTERNATIONAL CORPORATION,

as Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

NATIONAL CITY BANK OF THE MIDWEST,

as Syndication Agent

and

LASALLE BANK NATIONAL ASSOCIATION,

as Documentation Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II THE CREDITS	18

2.1. Revolving Credit Commitments	18
2.2. Required Payments; Termination	18
2.3. Ratable Loans	18
2.4. Types of Advances	18
2.5. Swing Line Loans.	18
2.5.1. Amount of Swing Line Loans	18
2.5.2. Borrowing Notice	18
2.5.3. Making of Swing Line Loans	19
2.5.4. Repayment of Swing Line Loans	19
2.6. Commitment Fee; Optional Reductions in Aggregate Revolving Credit Commitment; Increases in Aggregate Revolving Credit Commitment.	20
2.7. Minimum Amount of Each Advance	21
2.8. Optional Principal Payments; Mandatory Prepayments/Mandatory Reduction of Revolving Credit Commitments.	21
2.9. Method of Selecting Types and Interest Periods for New Advances	22
2.10. Conversion and Continuation of Outstanding Advances	22
2.11. Changes in Interest Rate, etc	23
2.12. Rates Applicable After Default	23
2.13. Method of Payment	24
2.14. Noteless Agreement; Evidence of Indebtedness	24
2.15. Telephonic Notices	25
2.16. Interest Payment Dates; Interest and Fee Basis	25
2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	25
2.18. Lending Installations	26
2.19. Non-Receipt of Funds by the Agent	26
2.20. Facility LCs.	26
2.20.1. Issuance	26
2.20.2. Participations	27
2.20.3. Notice	27
2.20.4. LC Fees	27
2.20.5. Administration; Reimbursement by Lenders	27
2.20.6. Reimbursement by Borrower	28
2.20.7. Obligations Absolute	28
2.20.8. Actions of LC Issuer	29
2.20.9. Indemnification	29
2.20.10. Lenders’ Indemnification	30
2.20.11. Facility LC Collateral Account	30
2.20.12. Rights as a Lender	30
2.20.13. Applicability of ISP and UCP	30

i

ARTICLE III YIELD PROTECTION; TAXES	31

3.1. Yield Protection	31
3.2. Changes in Capital Adequacy Regulations	31
3.3. Availability of Types of Advances	32
3.4. Funding Indemnification	32
3.5. Taxes	32
3.6. Lender Statements; Survival of Indemnity	34
3.7. Substitution of Lender	34

ARTICLE IV CONDITIONS PRECEDENT	35

4.1. Effectiveness of Agreement	35
4.2. Each Credit Extension	36

ARTICLE V REPRESENTATIONS AND WARRANTIES	36

5.1. Existence and Standing	36
5.2. Authorization and Validity	37
5.3. No Conflict; Government Consent	37
5.4. Financial Statements	37
5.5. Material Adverse Change	37
5.6. Taxes	37
5.7. Litigation and Contingent Obligations	38
5.8. Subsidiaries	38
5.9. ERISA	38
5.10. Accuracy of Information	38
5.11. Regulation U	38
5.12. Material Agreements	39
5.13. Compliance With Laws	39
5.14. Ownership of Properties	39
5.15. Plan Assets; Prohibited Transactions	39
5.16. Environmental Matters	39
5.17. Investment Company Act	39
5.18. Public Utility Holding Company Act	39
5.19. Insurance	40
5.20. Solvency	40

ARTICLE VI COVENANTS	40

6.1. Financial Reporting	40
6.2. Use of Proceeds	42
6.3. Notice of Default, etc	42
6.4. Conduct of Business	42
6.5. Taxes	42
6.6. Insurance	42
6.7. Compliance with Laws; Remediation of Internal Control Event.	43

6.8. Maintenance of Properties	43
6.9. Books and Records; Inspection	43
6.10. Dividends; Share Repurchases	43
6.11. Indebtedness	44
6.12. Merger	45
6.13. Sale of Assets	45
6.14. Investments and Acquisitions	46
6.15. Liens	47
6.16. Restrictive Agreements	48
6.17. Affiliates	48
6.18. Amendments to Agreements	48
6.19. Subordinated Indebtedness	48
6.20. Nature of Business; Fiscal Year	49
6.21. Sale of Accounts	49
6.22. Sale and Leaseback Transactions and Off-Balance Sheet Liabilities	49
6.23. Contingent Obligations	49
6.24. Financial Covenants.	49
6.24.1. Fixed Charge Coverage Ratio	49
6.24.2. Leverage Ratio	50
6.24.3. Minimum Tangible Net Worth	50
6.25. Real Property Operating Leases	50

ARTICLE VII DEFAULTS	50

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	53

8.1. Acceleration; Facility LC Collateral Account	53
8.2. Amendments	54
8.3. Preservation of Rights	55

ARTICLE IX GENERAL PROVISIONS	55

9.1. Survival of Representations	55
9.2. Governmental Regulation	55
9.3. Headings	55
9.4. Entire Agreement	55
9.5. Several Obligations; Benefits of this Agreement	55
9.5.1. Expenses; Indemnification	56
9.6. Numbers of Documents	56
9.7. Accounting	56
9.8. Severability of Provisions	57
9.9. Nonliability of Lenders	57
9.10. Confidentiality	57
9.11. Nonreliance	57
9.12. Disclosure	58

ARTICLE X THE AGENT	58

10.1. USA PATRIOT ACT	58
10.2. Appointment; Nature of Relationship	58
10.3. Powers	58
10.4. General Immunity	58
10.5. No Responsibility for Loans, Recitals, etc	59
10.6. Action on Instructions of Lenders	59
10.7. Employment of Agents and Counsel	59
10.8. Reliance on Documents; Counsel	59
10.9. Agent's Reimbursement and Indemnification	60
10.10. Notice of Default	60
10.11. Rights as a Lender	60
10.12. Lender Credit Decision	60
10.13. Successor Agent	61
10.14. Agent and Arranger Fees	61
10.15. Delegation to Affiliates	61
10.16. Documentation Agent and Syndication Agent	62
10.17. Agent May File Proofs of Claim	62

ARTICLE XI SETOFF; RATABLE PAYMENTS	62

11.1. Setoff	62
11.2. Ratable Payments	63

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	63

12.1. Successors and Assigns	63
12.2. Participations.	64
12.2.1. Permitted Participants; Effect	64
12.2.2. Voting Rights	64
12.2.3. Benefit of Certain Provisions	64
12.3. Assignments.	65
12.3.1. Permitted Assignments	65
12.3.2. Consents	65
12.3.3. Effect; Effective Date	65
12.3.4. Register	66
12.4. Dissemination of Information	66
12.5. Tax Treatment	66

ARTICLE XIII NOTICES	66

13.1. Notices; Effectiveness; Electronic Communication.	66

ARTICLE XIV COUNTERPARTS	67

14.1. Counterparts; Effectiveness	67
14.2. Electronic Execution of Assignments	68

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	68

15.1. CHOICE OF LAW	68
15.2. CONSENT TO JURISDICTION	68
15.3. WAIVER OF JURY TRIAL	68

Exhibits

EXHIBIT A - FORM OF REVOLVING CREDIT NOTE

EXHIBIT B - COMPLIANCE CERTIFICATE

EXHIBIT C - ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D - LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

Schedules

PRICING SCHEDULE

SCHEDULE 2.20.1 - EXISTING LETTERS OF CREDIT

SCHEDULE 5.7 - LITIGATION

SCHEDULE 5.8 - SUBSIDIARIES

SCHEDULE 5.14 - OWNERSHIP OF PROPERTIES

SCHEDULE 5.19 - INSURANCE

SCHEDULE 6.11 - EXISTING INDEBTEDNESS

SCHEDULE 6.14 - EXISTING INVESTMENTS

SCHEDULE 6.15 - EXISTING LIENS

v

CREDIT AGREEMENT

This Credit Agreement, dated as of October 27, 2005, is among Midas International Corporation, a Delaware corporation (the “Borrower”), the Lenders and JPMorgan Chase Bank, N.A., as LC Issuer, Swing Line Lender and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“2002 Sale and Leaseback Transaction” means that certain real property Sale and Leaseback Transaction which was consummated by the Borrower in fiscal year 2002

“Acquired Entity or Business” means either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower which assets shall have been acquired by the Borrower or a Wholly-Owned Subsidiary or (b) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into a Subsidiary Guarantor, with such Subsidiary Guarantor being the surviving Person).

“Advance” means a borrowing by the Borrower hereunder (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 3.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means JPMorgan Chase Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Lenders, as in effect from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which (a) Commitment Fees are accruing on the unused portion of the Aggregate Revolving Credit Commitment and (b) LC Fees are accruing as described in Section 2.20.4 at such time, in each case as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities Inc., and its successors, in its capacity as sole lead arranger and sole book runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Disposition” means any sale, transfer or other disposition of any asset of Parent or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course and the sale of other property that is worn, damaged or obsolete), including, without limitation, any asset transferred in connection with a Sale and Leaseback Transaction.

“Authorized Officer” means any of the chief executive officer, chief financial officer, treasurer, any assistant treasurer and/or the controller of the Borrower, acting singly.

“AutoZone Supply Agreement” means the Supply Agreement among the Borrower, Parts Warehouse, Inc. and AutoZone, Inc. dated April 2, 2003, as amended.

“Bank Debt” means the principal amount of all indebtedness for money borrowed under senior or subordinated credit facilities, in each case owed by Parent or any of its Subsidiaries to any Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned thereto in the introduction to this Agreement.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Canadian Employee Benefit Laws” means the Canadian Pension Plan Act (Canada), the Pension Benefit Act (Ontario), the Employment Standard Act (Ontario), the Health Insurance Act (Ontario) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided, that in each case the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 25% or more of the outstanding shares of voting stock of the Parent.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment Fee” is defined in Section 2.6.

“Consolidated Capital Expenditures” means, with reference to any period and without duplication, any expenditures of Parent and its Subsidiaries calculated on a consolidated basis for such period for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, excluding (a) the cost of assets acquired with Capitalized Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (c) leasehold improvement expenditures for which Parent or any Subsidiary is reimbursed promptly by the lessor and (d) any capitalized payroll expenses related to software development or information technology services, in an amount not to exceed $1,000,000 in the aggregate in any fiscal year.

“Consolidated EBITDA” means, Consolidated Net Income, plus (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of stock based compensation expenses in accordance with Statement of Financial Accounting Standards No. 123R), (v) with respect to fiscal years 2005 and 2006 only, special charges related to the reconciliation of restructuring charges taken during fiscal years 2003 and 2004 in an aggregate amount not to exceed $1,200,000, (vi) with respect to fiscal years 2005 and 2006 only, special charges and extraordinary losses associated with the EMB Asset Sale in an aggregate amount not to exceed $14 million, (vii) with respect to fiscal years 2005, 2006 and 2007 only, special charges and extraordinary losses associated with the Retail Store Restructuring in an aggregate amount not to exceed $6 million, (viii) with respect to fiscal years 2005, 2006 and 2007 only, special charges associated with the Retail Store Renovation in an aggregate amount not to exceed $3.6 million, (ix) operating losses associated with the discontinuation of the manufacturing and distribution businesses of Borrower and its Subsidiaries in an amount not to exceed $5.0 million in the aggregate for the period consisting of the third and fourth fiscal quarters of fiscal year 2005 and the first fiscal quarter of fiscal year 2006 and (x) with respect to fiscal year 2005 only, special charges consisting of deferred finance charges associated with the closing of the transactions contemplated by this Agreement in an aggregate amount not to exceed $1.5 million and minus (b) to the extent included in Consolidated Net Income, (i) extraordinary gains realized other than in the ordinary course of business and (ii) any gains realized in connection with the EMB Asset Sale and/or the Retail Store Restructuring to the extent realized subsequent to the incurrence of the special charges and extraordinary losses described in clauses (vi) and (vii) above, all calculated for Parent and its Subsidiaries on a consolidated basis. As used herein, “fiscal quarter” and “fiscal year” means a fiscal quarter and fiscal year of Parent.

“Consolidated Indebtedness” means, at any time the Indebtedness of Parent and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Tangible Net Worth” means, at any time, (a) the stockholders’ equity of Parent and its Subsidiaries calculated on a consolidated basis as of such time (but excluding the impact of any unrealized gains or losses from foreign currency translations, Rate Management Transactions and the underfunding or overfunding of any Plan as of such time; provided, that any such losses which relate to foreign currency translations, Rate Management Transactions or Plan underfunding shall not be excluded at any time that the aggregate amount of such losses incurred during the term of this Agreement shall have exceeded $5,000,000 (to the extent of such excess over $5,000,000)), less (b) their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (ii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“EMB Asset Sale” means, collectively, the sale by the applicable Loan Parties of the following assets in connection with the Loan Parties’ exit from the exhaust manufacturing business: (1) the real and personal property related to the exhaust distribution facilities located at 4101 W. 42nd Place and 4235 W. 42nd Place, Chicago, Illinois, together with the unimproved real property located at 4316-4330 S. Keeler, Chicago, Illinois, (2) the real and personal property related to the exhaust manufacturing facility located at 339-345 Grant Street, Hartford, Wisconsin, (3) all interests in the “pipe bending” business of Huth, Inc. and the real and personal property related thereto located at 339-345 Grant Street, Hartford, Wisconsin and (4) certain raw materials and inventory related to the foregoing.

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum (rounded upwards if necessary to the next 1/16 of 1%) equal to the sum of (a) the product of (i) the Eurodollar Base Rate applicable to such Interest Period, multiplied by (ii) the Statutory Reserve Rate, plus (b) the Applicable Margin.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the Borrower or a Guarantor or Subsidiary thereof in favor of Agent, for the benefit of the Lenders pursuant to the Prior Credit Agreement, that encumber the real property of such parties and the related improvements thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Facility Termination Date” means October 27, 2010 or any earlier date on which the Aggregate Revolving Credit Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fee Letter” has the meaning assigned thereto in Section 10.14.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any agreement entered into in connection with a Rate Management Transaction.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Guarantors” means, collectively, Parent, Dealers Wholesale, Inc., a Delaware corporation, International Parts Corporation, a Delaware corporation, Muffler Corporation of America, an Illinois corporation, Huth, Inc., a Delaware corporation, Midas Properties Inc., a New York corporation, Midas Realty Corporation, a Delaware corporation, Cosmic Holdings LLC, a Delaware limited liability company, Midas Illinois Inc., an Illinois corporation, Midas International Corporation, a Wyoming corporation and Progressive Automotive Systems, Inc., a Delaware corporation, together with their successors and assigns and any Person which becomes signatory to the Guaranty after the date hereof.

“Guaranty” means that certain Guaranty dated as of the date hereof executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

“Indebtedness” of a Person means (a) such Person’s obligations for borrowed money, (b) such Person’s obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) such Person’s obligations which are evidenced by notes, acceptances, or other instruments, (e) such Person’s obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) such Person’s Capitalized Lease Obligations, (g) such Person’s Contingent Obligations, (h) such Person’s obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, and (i) such Person’s Net Mark to Market Exposure under Rate Management Transactions and other Financial Contracts. Notwithstanding the foregoing, for purposes of calculating the Leverage Ratio, the Borrower’s ongoing obligations with respect to the 2002 Sale and Leaseback Transaction shall not be considered “Indebtedness” hereunder.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this

Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” of a Person means any (a) loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; (c) deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns hereunder.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means JPMorgan Chase Bank (or any subsidiary or affiliate of JPMorgan Chase Bank designated by JPMorgan Chase Bank) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes JPMorgan Chase Bank in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.18.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person has any reimbursement obligations.

“Leverage Ratio” is defined in Section 6.24.2.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Credit Loan or a Swing Line Loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.14, the Guaranty and all other agreements, instruments, documents, certificates and guaranties delivered in connection with the foregoing.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of Parent and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Parent or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Available Proceeds” means (a) with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or account receivable) therefrom, whether at the time of such disposition or subsequent thereto, (b) with respect to any sale or issuance of any debt or equity securities of Parent or any Subsidiary but without duplication of amounts described in clause (c) below, cash or readily marketable cash equivalents received therefrom, whether at the time of such disposition or subsequent thereto or (c) with respect to the extension of any committed loan facility to Parent or any Subsidiary, the amount committed under such facility, whether or not funded, net, in each case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and, in the case of an Asset Disposition, net of all payments made by Parent or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must, by the terms of such Lien, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Rent” means, for any date of determination, with respect to Parent and its Subsidiaries on a consolidated basis, (a) Consolidated Rentals, less (b) sublease rental income from franchisees and other Persons which are not Affiliates that reduced or offset Consolidated Rentals, as presented in the relevant footnotes to the most recent audited annual financial statements required to be delivered to the Lenders pursuant to Section 6.1(a) hereof.

“New Real Property Operating Lease” means a Real Property Operating Lease incurred by Parent or any of its Subsidiaries (a) for any real estate location not subject to a Real Property Operating Lease with Parent or any of its Subsidiaries on the date hereof and (b) otherwise entered into after the date hereof.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all Rate Management Obligations owed to the Agent or any Lender or any of their Affiliates, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of Parent and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Credit Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Parent” means Midas, Inc., a Delaware corporation.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the first day of each fiscal quarter of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Subsidiary thereof (so long as the survivor of such merger is a Wholly-Owned Subsidiary)); provided that, in each case, (a) the consideration paid or to be paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Credit Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 6.11 and/or the assumption of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 6.11, (b) such Acquired Entity or Business shall not have any Subsidiaries other than Wholly-Owned Subsidiaries, (c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is engaged in a business permitted by Section 6.20 and (d) all applicable requirements of Section 6.14(h) are satisfied; provided, further that the consideration paid in connection with the acquisition of any such Acquired Entity or Business shall not exceed $10,000,000 per acquisition and $20,000,000 in the aggregate per fiscal year for all such acquisitions.

“Permitted Dispositions” means (a) sales or other dispositions by Parent or any Subsidiary of equipment that is substantially worn, damaged, or obsolete, (b) the use or transfer of money or Cash Equivalents by Parent or any Subsidiary in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing by Parent or any Subsidiary, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (d) the sale or closing of retail stores owned by Parent or any Subsidiary, (e) so long as no Default has occurred and is continuing, the sale of real property, or any part thereof, not used or no longer needed by Parent or any Subsidiary, (f) the sale of motor vehicles for fair market value, (g) the refranchising of retail stores owned by Parent or any Subsidiary and (h) leases of real property owned by Parent or any Subsidiary in the ordinary course of business consistent with past practices.

“Permitted Liens” is defined in Section 6.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Personal Property Operating Lease Obligations” means Operating Lease Obligations arising from Operating Leases of personal property.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, or a benefit plan under Canadian Employee Benefit Laws, as to which Parent or any member of the Controlled Group may have any liability.

“PPSA” means the Personal Property Security Act of the applicable Canadian province or provinces.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (which is not necessarily the lowest rate charged to any customer); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 16, 2004 and as amended through the date hereof among the Borrower, the other borrowers signatory thereto, JPMorgan Chase Bank (successor by merger to Bank One, NA), as agent, and the Lenders signatory thereto.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Commitment and the denominator of which is the Aggregate Revolving Credit Commitments.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property Operating Lease” shall mean an Operating Lease with respect to real property.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20.6 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having greater than 50% of the sum of the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, the sum of (i) the aggregate unpaid principal amount of the outstanding Revolving Credit Loans and Swing Line Exposure plus (ii) the aggregate amount of the outstanding Reimbursement Obligations; provided, that, if and so long as any Lender is a Defaulting Lender, such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, such Lender’s outstanding Revolving Credit Loans and participation interests in Swing Line Loans and Letters of Credit shall be disregarded for purposes of calculating the Aggregate Revolving Credit Commitment or the aggregate unpaid principal amount of the outstanding Revolving Credit Loans and Swing Loans under this definition.

“Retail Store Renovation” means Borrower’s contribution toward the painting and refurbishment of certain retail stores owned by the Borrower or any Subsidiary thereof or franchisees thereof.

“Retail Store Restructuring” means the closing, sale and/or re-franchising of certain retail stores owned by the Loan Parties.

“Revolving Credit Advance” means an Advance made by the Lenders to the Borrower pursuant to Section 2.1.

“Revolving Credit Commitment” means, for each Lender, the obligation of such Lender to make Revolving Credit Loans to, and participate in Facility LCs and Swing Line Loans issued upon the application of, the Borrower in an aggregate amount not exceeding at any one time outstanding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3 or as otherwise modified from time to time pursuant to the terms hereof.

“Revolving Credit Loan” means, with respect to a Lender, such Lender’s Pro-Rata Share of all Revolving Credit Advances.

“Revolving Credit Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person followed by a subsequent lease by such Person of such Property as lessee.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Single Employer Plan” means a Plan maintained by Parent or any member of the Controlled Group for employees of Parent or any member of the Controlled Group.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the reasonable written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Parent.

“Substantial Portion” means, with respect to the Property of Parent and its Subsidiaries, Property which represents more than 10% of the consolidated tangible assets of Parent and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Parent and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Substitute Lender” is defined in Section 3.7.

“Swing Line Borrowing Notice” is defined in Section 2.5.2.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Swing Line Lender” means JPMorgan Chase Bank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested benefit obligations (determined on a projected benefit obligation basis) under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plans.

“Uni-Select Supply Agreement” means the Supply Agreement among Midas Canada Inc., International Parts Corporation and Uni-Select Inc. dated July 11, 2003, as amended.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Revolving Credit Commitments. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Credit Loans to the Borrower and (b) participate in Facility LCs issued upon the request of the Borrower; provided, that, after giving effect to the making of each such Revolving Credit Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Revolving Credit Commitments shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Credit Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10 or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

2.5. Swing Line Loans.

2.5.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment; provided, that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Revolving Credit Commitment, and provided, further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Credit Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2. Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (which notice may be telephonic with written notice to follow), not later than 2:00 p.m. (Chicago time) on the Borrowing Date of each Swing Line Loan (a “Swing Line Borrowing Notice”), specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $50,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.5.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 4:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower in accordance with directions received from the Borrower.

2.5.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the seventh (7th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) Business Day after the Borrowing Date of any Swing Line Loan (unless the Agent shall have received a written request from the Borrower that such Swing Line Loan be extended for an additional period of seven (7) Business Days, which request has been consented to by the Swing Line Bank), require each Lender (including the Swing Line Lender) to make a Revolving Credit Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. By 12:00 noon (Chicago time) on such date the Swing Line Lender shall notify each Lender by fax, or other similar form of transmission, of its requirement to make a Revolving Credit Loan pursuant to the preceding sentence. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Credit Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Credit Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 had not then been satisfied (or the Swingline Lender shall have actual knowledge that any condition precedent set forth in Section 4.1 had not then been satisfied or shall have received written notice from the Borrower that any condition precedent set forth in Section 4.1 or 4.2 shall not have been satisfied), such Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6. Commitment Fee; Optional Reductions in Aggregate Revolving Credit Commitment; Increases in Aggregate Revolving Credit Commitment.

(a) Commitment Fee.

The Borrower agrees, on a joint and several basis, to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Revolving Credit Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender’s Revolving Credit Commitment for the purpose of calculating the commitment fee due hereunder.

(b) Optional Reductions in Aggregate Revolving Credit Commitment.

The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Lenders in integral multiples of $100,000, upon at least one Business Day’s written notice to the Agent by the Borrower, which notice shall specify the amount of any such reduction; provided, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the Aggregate Outstanding Credit Exposure at any time. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Credit Loans hereunder.

(c) Increases in Aggregate Revolving Credit Commitment.

The Borrower may, from time to time, in a minimum amount of $5,000,000 on each occasion, at its option, seek to increase the total Revolving Credit Commitments by up to an aggregate amount of $30,000,000 (resulting in maximum total Revolving Credit Commitments of $140,000,000) upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing. After delivery of such notice, the Agent or the Borrower, in consultation with the Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Revolving Credit Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Agent. Any Lender or other entity shall be deemed to have declined any such offer unless such Lender or entity shall have provided the Agent with written notice of its acceptance thereof within one (1) Business Day (or such other time period as may be agreed by the Agent) after receipt of such offer by the Agent. In addition, no increase in the total Revolving Credit Commitments shall become effective until the existing or new Lenders extending such incremental Revolving Credit Commitment amount and the Borrower shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Revolving Credit

Commitment increase, any such new Lender states its Revolving Credit Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Revolving Credit Commitment, of a direct or participation interest in each then outstanding Loan and Letter of Credit such that, after giving effect thereto, all Outstanding Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Revolving Credit Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and Commitment Fees and Letter of Credit fees. The Borrower shall make any payments under Section 3.4 resulting from such assignments. Any such increase of the total Revolving Credit Commitments shall be subject to receipt by the Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Agent may reasonably request.

2.7. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof); provided, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.8. Optional Principal Payments; Mandatory Prepayments/Mandatory Reduction of Revolving Credit Commitments.

(a) Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $100,000 or any integral multiple of $50,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) with notice to the Agent by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent.

(b) Mandatory Prepayments/Mandatory Reduction of Revolving Credit Commitments.

The Borrower shall make mandatory prepayments of the Revolving Credit Loans in amounts equal to the following:

(i) promptly upon the receipt thereof by Parent or any of its Subsidiaries, 100% of the aggregate Net Available Proceeds realized upon any Asset

Disposition permitted by the terms of this Agreement but only if such proceeds exceed $15,000,000 in the aggregate in any fiscal year (and then only to the extent of such excess; with any such amounts to be payable on the last day of each fiscal quarter of Parent, as applicable); provided, that in any event, the Borrower shall not be required to make any such prepayment at the end of any of the first three fiscal quarters of each fiscal year of Parent unless the aggregate of such excess Net Available Proceeds which has not previously been prepaid by the Borrower in such fiscal year is greater than or equal to $250,000; and

(ii) promptly upon the extension of any committed loan facility to Parent or its Subsidiaries, whether or not drawn, 66-2/3% of the Net Available Proceeds thereof.

The Aggregate Revolving Credit Commitments shall be permanently reduced by the amount of any such required prepayment amount regardless of whether the aggregate principal amount of the Revolving Credit Loans outstanding is less than such required prepayment amount.

(c) Application of Mandatory Prepayments. Any prepayment of the Revolving Credit Loans and reduction of the Revolving Credit Commitments pursuant to Section 2.8(b) or otherwise shall be allocated ratably among the Lenders based on their Revolving Credit Commitments.

2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Promptly after receipt by the Agent of a request for an Advance, the Agent shall notify each Lender by fax, or other similar form of transmission, of such request. Not later than 2 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower in accordance with directions received from the Borrower.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such

Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 p.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.2.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Required Lenders may, at their option, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (c) the LC Fee shall be increased by 2% per annum; provided, that during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above and the increase in the LC Fee set forth in clause (c) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a written notice received by the Agent from such Lender. The Agent is authorized to charge the account of the Borrower maintained with JPMorgan Chase Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder; provided, that so long as no Default shall have occurred and be continuing, (a) the Agent shall only charge such account as shall have been designated by the Borrower and (b) the Agent shall provide the Borrower with prior notice of the amount and nature of such charges. Each reference to the Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.14. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Revolving Credit Loans be evidenced by a promissory note in substantially the form of Exhibit A (a “Revolving Credit Note”) (or, in the case of the Swing Line Lender, promissory notes representing its Revolving Credit Loans and Swing Line Loans, with appropriate changes for notes evidencing Swing Line Loans). In such event, the Borrower shall prepare, execute and deliver to such Lender such Revolving Credit Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Revolving Credit Note and interest thereon shall at all times be represented by one or more Revolving Credit Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Revolving Credit Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.15. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Credit Extensions and fees shall be calculated for actual days elapsed on the basis of a 360-day year (or a year of 365/366 days when interest is computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Swing Line

Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Revolving Credit Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.20. Facility LCs.

2.20.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each such letter of credit, together with each Letter of Credit described on Schedule 2.20.1, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower and for the account of the Borrower; provided, that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $15,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above).

2.20.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3. Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that (i) such Facility LC shall be satisfactory to the LC Issuer, (ii) the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”) and (iii) no Lender is at such time a Defaulting Lender (unless in any such case the LC Issuer has entered into reasonably satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the LC Issuer’s risk with respect to such Defaulting Lender). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4. LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (an “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.20.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided, that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request, on behalf of the Borrower, an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.20.7. Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (b) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided, that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Agent or the Required Lenders made at any time that a Default has occurred as is continuing and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan Chase Bank having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.20.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.13. Applicability of ISP and UCP. Unless otherwise expressly agreed by the LC Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender, or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Revolving Credit Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Revolving Credit Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure, its commitment to make Swing Line Loans, or its commitment to make Revolving Credit Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (a) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Revolving Credit Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Revolving Credit Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Revolving Credit Note or Facility LC Application (“Other Taxes”).

(c) The Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Revolving Credit Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Revolving Credit Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower and the Lenders under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Substitution of Lender. Upon the receipt by the Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 3.1, 3.2 or 3.5 or upon the occurrence of any determination by any Lender made pursuant to clause (a) of Section 3.3, the Borrower may: (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Revolving Credit Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to the Borrower to acquire and assume all or part of such Affected Lender’s Loans and Revolving Credit Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Agent (which consent shall not unreasonably be withheld). Any transfer of Loans or Revolving Credit Commitment pursuant to this Section shall be made in accordance with Section 12.3 and Section 3.4, if applicable.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of Agreement. This Agreement shall be effective on the date (the “Closing Date”) on which Agent shall have received each of the following:

(a) Copies of the articles or certificate of incorporation or formation, as applicable, of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or formation, as applicable, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of a such Loan Party as required by Section 326 of the USA PATRIOT Act.

(b) Copies, certified by the Secretary or Assistant Secretary of each Loan Party, of its by-laws or operating or other management agreement, as applicable and of its Board of Directors’ resolutions or member or board of managers’ resolutions, as applicable and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(d) A certificate, signed by the chief financial officer, controller or treasurer of the Borrower, (i) stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing, (ii) as to the truth and accuracy of the representations and warranties contained herein and (iii) attaching true, correct and complete copies (including amendments, modifications, restatements or supplements) of the AutoZone Supply Agreement, the Uni-Select Supply Agreement and the Agreement for Strategic Alliance dated October 1, 1998 between the Borrower and Magneti Marelli Services S.p.A., the License Agreement dated October 30, 1998 between the Borrower and Magneti Marelli Services S.p.A. and the Agreement dated September 29, 2004 between the Borrower and Norauto S.A.

(e) Written opinions of counsel to the Loan Parties, addressed to the Lenders, in form and substance acceptable to the Agent.

(f) Any Revolving Credit Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(g) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(h) The Guaranty, executed by the Guarantors.

(i) A payoff letter delivered by JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, NA) with respect to the repayment of the indebtedness under the Prior Credit Agreement, together with UCC and PPSA termination statements, intellectual property security interest terminations, terminations with respect to the Existing Mortgages and other documentation evidencing the termination by JPMorgan Chase Bank, N.A. (as successor by merger to Bank One, NA), as agent pursuant to the Prior Credit Agreement, of its liens over certain properties and assets of the Loan Parties and Subsidiaries thereof.

(j) Receipt by the Agent for the account of each Lender of an upfront fee in an amount equal to 0.15% of each such Lender’s Pro Rata Share of the Aggregate Revolving Credit Commitment.

(k) Such other documents as any Lender may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Credit Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date the conditions set forth in Section 4.1 hereof shall have been satisfied and:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of Parent and each of its Subsidiaries is a corporation or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or similar proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Parent or any of its Subsidiaries, or (b) such Loan Party’s or any of its Subsidiary’s articles or certificate of incorporation, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which any Loan Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Parent or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Parent or any of its Subsidiaries, is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Loan Party of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The January 1, 2005 consolidated financial statements of Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since January 1, 2005 there has been no development, event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 29, 2001. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither Parent nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of Parent as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Parent or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. Each of Parent and each other member of the Controlled Group has satisfied the minimum funding standards of ERISA, the Code and Canadian Employee Benefit Laws, as applicable, with respect to each Single Employer Plan to which it is obligated to contribute. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed an amount which could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Parent nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10. Accuracy of Information. No information, exhibit or report furnished by Parent or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading when taken as a whole.

5.11. Regulation U. None of the Loan Parties is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance (or other Extension of Credit hereunder) will be used to purchase or carry any margin stock to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.12. Material Agreements. Neither Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws. Parent and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, Parent and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in Parent’s most recent consolidated financial statements provided to the Agent as owned by Parent and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions. Neither Parent nor any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of Parent and its Subsidiaries consider the effect of Environmental Laws on the business of Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Parent and its Subsidiaries due to Environmental Laws. On the basis of this consideration, Parent and its Subsidiaries have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state or provincial investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Public Utility Holding Company Act. Neither Parent nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19. Insurance. Schedule 5.19 contains a complete and accurate summary of the property and casualty insurance program carried by the Parent and its Subsidiaries, including the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles (and similar information relating to any self-insurance program that is in effect, together with a description of any reserves maintained in connection therewith).

5.20. Solvency. Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis, respectively; (b) the present fair saleable value of the Property of each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis (respectively) on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the Borrower and the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Parent will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements and a statement of shareholders’ equity, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof and (iii) a report of management on Parent’s internal control over financial reporting pursuant to Item 308(a) of Regulation

S-K promulgated under the Exchange Act, a report of said accountants on management’s assessment of Parent’s internal control over financial reporting pursuant to Item 308(b) of Regulation S-K promulgated under the Exchange Act, and an independent assessment by said accountants as to the effectiveness of Parent’s internal control over financial reporting.

(b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of shareholders’ equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer, controller or treasurer.

(c) As soon as available, but in any event before January 15th of each fiscal year of Parent, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of Parent for such fiscal year.

(d) Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by the chief financial officer, controller or treasurer of Parent showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(e) [Reserved].

(f) As soon as possible and in any event within 10 days after Parent or any of its Subsidiaries knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer, controller or treasurer of Parent, describing said Reportable Event and the action which Parent proposes to take with respect thereto.

(g) As soon as possible and in any event within 10 days after receipt by Parent or any of its Subsidiaries, a copy of (a) any notice or claim to the effect that Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state, provincial or local environmental, health or safety law or regulation by Parent or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(h) Promptly upon the furnishing thereof to the shareholders of Parent, an electronic notice of the on-line availability of all financial statements, reports and proxy statements so furnished.

(i) Promptly upon the filing thereof, an electronic notice of the on-line availability of all registration statements and special reports on Form 8-K which Parent or any of its Subsidiaries files with the Securities and Exchange Commission.

(j) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by Parent or any of its Subsidiaries with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary thereof to, use the proceeds of the Credit Extensions for working capital and general corporate purposes and the refinancing of existing Indebtedness as provided herein. The Borrower will not, and will not permit any Subsidiary thereof to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Default, etc. Parent will, and will cause each of its Subsidiaries to, give prompt notice in writing to the Lenders of (i) the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect and (ii) the occurrence of any Internal Control Event or of any auditor’s determination of the occurrence or existence of any Internal Control Event (in connection with the preparation of its report under Section 6.1(a).

6.4. Conduct of Business. Parent will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Parent will, and will cause each of its Subsidiaries to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be; provided, that any Subsidiary of Parent (other than the Borrower) may be dissolved in the event that the Borrower shall have determined that such dissolution is in the best interests of Parent and its Subsidiaries, taken as a whole.

6.5. Taxes. Parent will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments, governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. Parent will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Parent will furnish to the Agent or any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws; Remediation of Internal Control Event.

(a) Parent will, and will cause each of its Subsidiaries to, comply in all material respects, with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all material Environmental Laws.

(b) Upon the occurrence or existence of an Internal Control Event, Parent will remediate or cause to be remediated such Internal Control Event, and test and confirm such remediation, not later than the end of the time period required by the relevant Securities Laws.

6.8. Maintenance of Properties. Parent will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements thereof so that its business may be properly conducted at all times.

6.9. Books and Records; Inspection. Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Parent will, and will cause each of its Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Parent and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Parent and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate (or, following the occurrence and during the continuance of a Default, at any time or interval).

6.10. Dividends; Share Repurchases. Parent will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding (or engage in any transaction which has a substantially similar effect as the foregoing), except that (a) any Wholly-Owned Subsidiary may declare and pay dividends or make distributions to the Borrower, (b) the Borrower may pay dividends to Parent to permit Parent to pay its legal, administrative and audit expenses and (c) Parent may repurchase its capital stock or pay dividends in respect of its capital stock (and Borrower may pay dividends to Parent to permit Parent to repurchase such capital stock or pay such dividends) in an aggregate amount of up to 60% of Adjusted Consolidated EBITDA (as defined below) for each applicable period consisting of (I) the fiscal quarter (or portion thereof) in which the relevant date of determination occurs and (II) the prior three fiscal quarters, so long as on such date of determination (i) the Pro Forma Leverage Ratio (as defined below) is less than or equal to 2.60 to 1.0, both prior to and after giving effect to such repurchase and/or dividends and (ii) no Default or Unmatured Default has occurred and is continuing or would result therefrom; provided, that if on any date of determination under clause (c) the Pro Forma Leverage Ratio is less than 1.0 to 1.0, the 60% of Adjusted Consolidated EBITDA limit shall not apply.

For purposes of this Section 6.10, “Adjusted Consolidated EBITDA” and “Pro Forma Leverage Ratio” shall be defined as follows:

“Adjusted Consolidated EBITDA” shall mean Consolidated EBITDA of Parent and its Subsidiaries for the most recently ended four fiscal quarters of Parent for which financial statements are available less the Consolidated Capital Expenditures of Parent and its Subsidiaries for such period.

“Pro Forma Leverage Ratio” shall mean as of any date of determination, the Leverage Ratio calculated pursuant to Section 6.24.2, with the amounts set forth in clause (a) of such definition measured as of the date of determination and the amount set forth in clause (b) of such definition determined on a pro forma basis as of the last day of the most recent fiscal quarter of Parent for which financial statements are available and giving effect to the proposed dividend and/or repurchase.

6.11. Indebtedness. Parent will not, nor will it permit any of its Subsidiaries to (x) create, incur or suffer to exist any Indebtedness, or (y) create or incur any Personal Property Operating Lease Obligations, except:

(a) The Loans and the Reimbursement Obligations.

(b) Indebtedness existing on the date hereof and described in Schedule 6.11 and refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to Parent, any Subsidiary, the Agent or any Lender than the terms of the Indebtedness being refinanced, amended or modified.

(c) Indebtedness arising under Rate Management Transactions related to the Loans.

(d) Indebtedness comprising investments described in Section 6.14(b).

(e) Contingent Obligations permitted pursuant to Section 6.23.

(f) Indebtedness incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount not in excess of $1,000,000 per fiscal year.

(g) Indebtedness of the Borrower to any Guarantor and of any Guarantor to the Borrower or any other Guarantor.

(h) Unsecured senior Indebtedness incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed $80,000,000 at any time outstanding; provided, that any such Indebtedness may only be incurred so long as (i) no Default or Unmatured Default exists or would result therefrom (as determined on a pro forma basis as of the last date for which financial statements have been delivered, giving effect to the incurrence of such Indebtedness) and (ii) prior to the execution thereof, the loan documentation evidencing such Indebtedness shall have been approved by Agent in its reasonable discretion.

(i) Subordinated Indebtedness incurred by the Borrower or any of its Subsidiaries; provided, that any such Indebtedness may only be incurred so long as (i) no Default or Unmatured Default exists or would result therefrom (as determined on a pro forma basis as of the last date for which financial statements have been delivered, giving effect to the incurrence of such Indebtedness) and (ii) prior to the execution thereof, the loan documentation evidencing such Indebtedness shall have been approved by Agent in its reasonable discretion.

(j) [Reserved].

(k) Additional Indebtedness and Personal Property Operating Lease Obligations incurred by Parent or any of its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 in any fiscal year; provided, that Personal Property Operating Lease Obligations incurred in any fiscal year shall not count towards such $5,000,000 limitation unless the Personal Property Operating Lease Obligations incurred in such fiscal year exceed the Personal Property Operating Lease Obligations relating to Operating Leases terminated in such fiscal year, and then only to the extent of such excess.

6.12. Merger. Parent will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person; provided, that (i) any Subsidiary may merge into the Borrower; and (ii) any such Subsidiary may merge or consolidate with another Person in order to effect a Permitted Acquisition.

6.13. Sale of Assets. Parent will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) Sales of inventory in the ordinary course of business.

(b) Sales of Investments in the ordinary course of business.

(c) Permitted Dispositions.

(d) Leases, sales or other dispositions of its Property that, together with all other Property of Parent and its Subsidiaries previously leased, sold or disposed of (other than inventory and investments sold or otherwise disposed of in the ordinary course of business) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of Parent and its Subsidiaries.

(e) The EMB Asset Sale.

6.14. Investments and Acquisitions. Parent will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to acquire (including pursuant to any merger with any Person that was not a Subsidiary prior to such merger) any capital stock or other equity securities (including any option, warrant or other right to acquire any of the foregoing) or any other equity interest in any other Person or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business, division or product line, except:

(a) Cash Equivalent Investments.

(b) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14 and, to the extent they consist of loans to Subsidiaries that are not Guarantors hereunder, refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to Parent or such Subsidiary, the Agent or any Lender than the terms of the Investment being refinanced, amended or modified.

(c) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

(d) Investments consisting of intercompany loans permitted under Section 6.11.

(e) advances made in connection with purchases of goods or services in the ordinary course of business, including, without limitation, advances made by the Borrower to Parent in the ordinary course of business in connection with the payment of certain administrative expenses and related fees of Parent.

(f) Investments in the ordinary course of business arising from the conversion of accounts receivable of franchisees into Indebtedness evidenced by promissory notes.

(g) advances made in connection with the purchase of retail locations and any real estate and equipment relating thereto; provided, that the aggregate consideration paid in connection with the acquisition of such retail locations and related real estate and equipment (offset by proceeds received by the applicable Loan Party from any sale of such retail locations or related real estate and equipment to a non-Affiliate) shall not exceed $5,000,000 in the aggregate in any period of four consecutive fiscal quarters.

(h) Permitted Acquisitions made by the Borrower or any Wholly-Owned Subsidiary, so long as: (i) no Default or Unmatured Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Agent written notice of such proposed Permitted Acquisition on the earlier of (x) the date on which the Permitted Acquisition is publicly announced and (y) 10 Business Days prior to the consummation of such proposed Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Agent), which notice shall be executed by its chief financial officer, controller or treasurer and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall be accompanied by calculations demonstrating that, giving effect to such proposed Permitted Acquisition and any Indebtedness incurred in connection therewith, on a pro forma basis the Borrower is in compliance with the financial covenants set forth in Section 6.24; and (iii) at the time of any such Permitted Acquisition involving the creation or acquisition of a domestic Subsidiary, or the acquisition of capital stock or other equity interests of any Person, such Person, if a domestic Subsidiary, shall have executed and delivered to the Agent a joinder to the Guaranty.

6.15. Liens. Parent will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Parent or any of its Subsidiaries, except (“Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Parent or its Subsidiaries.

(e) Liens existing on the date hereof and described in Schedule 6.15.

(f) Any interest or title of the lessor in the property subject to any operating Lease entered into by Parent or any Subsidiary in the ordinary course of business.

(g) Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Indebtedness permitted pursuant to Section 6.11(f); provided, that (i) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or completion of construction) and (ii) such Liens or interests do not attach to any other property or assets of Parent or any Subsidiary.

(h) Liens or deposits to secure performance of bids, tenders or leases incurred in the ordinary course of business and not in connection with the borrowing of money.

(i) Liens resulting from any judgment or award that is not a Default arising under Section 7.9 hereof.

(j) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business.

(k) Liens arising from leases and subleases with franchisees entered into the ordinary course of business consistent with past practices.

(l) Licenses of intellectual property granted by the Loan Parties under franchise agreements in the ordinary course of business consistent with past practices.

6.16. Restrictive Agreements. Parent will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to guarantee Indebtedness of the Borrower or any Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.17. Affiliates. Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Amendments to Agreements. Parent will not, and will not permit any Subsidiary to (a) amend or modify in any material respect or terminate the AutoZone Supply Agreement or the Uni-Select Supply Agreement without the prior written consent of Agent, or (b) amend or modify in any material respect Parent’s form of franchise agreement, without providing Agent at least 30 days’ prior written notice, copies of which agreements have been provided to the Agent.

6.19. Subordinated Indebtedness. Without the written consent of the Agent, Parent will not, and will not permit any of its Subsidiaries to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness.

6.20. Nature of Business; Fiscal Year. Neither Parent nor any of its Subsidiaries (i) will make any change in the principal nature of its business, as conducted on the date hereof or (ii) change its fiscal year.

6.21. Sale of Accounts. Except as provided in the AutoZone Supply Agreement or the Uni-Select Supply Agreement, Parent will not, nor will it permit any of its Subsidiaries to, sell or otherwise dispose of any notes receivable or accounts receivable; provided that, with the prior consent of the Agent, Parent and its Subsidiaries may sell or dispose of notes receivable and/or accounts receivable in an aggregate principal amount of up to $10,000,000 after the date hereof.

6.22. Sale and Leaseback Transactions and Off-Balance Sheet Liabilities. Parent will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (w) Rate Management Transactions, (x) Sale and Leaseback Transactions involving the facilities described in clauses (1) and/or (2) of the definition of “EMB Asset Sale”, (y) the 2002 Sale and Leaseback Transaction and (z) Sale and Leaseback Transactions involving the sale and leaseback by Parent or its Subsidiaries of retail locations, so long as Parent and its Subsidiaries are in compliance with the covenants set forth in this Agreement both prior to and after giving effect to any such Sale and Leaseback Transaction.

6.23. Contingent Obligations. Parent will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) the Reimbursement Obligations, (c) the Guaranty and (d) guarantees of obligations of franchisees not exceeding $10,000,000 in the aggregate at any one time outstanding.

6.24. Financial Covenants.

6.24.1. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, commencing with the fiscal quarter ending October 1, 2005, of (a) (i) Consolidated EBITDA, plus (ii) Net Rent for the previous fiscal year of Parent and its Subsidiaries (except that if the date of determination is the last day of Parent’s fiscal year, for the fiscal year ending on such date to (b) (i) Consolidated Interest Expense paid in cash, plus (ii) Net Rent for the previous fiscal year of Parent and its Subsidiaries (except that if the date of determination is the last day of Parent’s fiscal year, for the fiscal year ending on such date), plus (iii) Consolidated Capital Expenditures, plus (iv) scheduled principal payments made in respect of Indebtedness, plus (v) expense for taxes paid in cash, plus (vi) dividends paid in cash, plus (vii) cash expenditures made (when paid) in connection with the EMB Asset Sale and the Retail Store Restructuring and the Retail Store Renovation to the extent such expenditures are included in the “special charges and extraordinary losses” described in clauses (vi), (vii) or (viii) of the definition of “Consolidated EBITDA”, all calculated for Parent and its Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters (except as provided above), to be less than 1.30 to 1.00.

6.24.2. Leverage Ratio. The Borrower will not permit the ratio (the “Leverage Ratio”), determined as of the end of each fiscal quarter, of (a)(i) Bank Debt, plus (ii) obligations pursuant to or in respect of Letters of Credit, plus (iii) Capitalized Lease Obligations, in each case for Parent and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA for the then most recently ended 12 fiscal months, to be greater than 3.00 to 1.00.

6.24.3. Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (a) $30,700,000, plus (b) 50% of positive Consolidated Net Income earned in each fiscal quarter ending on or after the date of determination beginning with the fiscal quarter ending October 1, 2005 (provided, that in determining Consolidated Net Income earned in any fiscal quarter for purposes of this section there shall be excluded from such determination any special charges and extraordinary losses (determined on an after-tax basis) associated with the EMB Asset Sale and the Retail Store Restructuring and the Retail Store Renovation), minus (c) with respect to fiscal years 2005 and 2006 only, any special charges and extraordinary losses (determined on an after-tax basis) incurred by Parent and its Subsidiaries in connection with the EMB Asset Sale up to an aggregate amount not to exceed $14 million, as such amount is recalculated by Parent (and confirmed by Agent) in order to give effect to the actual tax benefit to Parent and its Subsidiaries with respect to such charges and losses, minus (d) with respect to fiscal years 2005, 2006 and 2007 only, any special charges and extraordinary losses (determined on an after-tax basis) incurred by Parent and its Subsidiaries in connection with the Retail Store Restructuring up to an aggregate amount not to exceed $6 million, as such amount is recalculated by Parent (and confirmed by Agent) in order to give effect to the actual tax benefit to Parent and its Subsidiaries with respect to such charges and losses minus (e) with respect to fiscal years 2005, 2006 and 2007 only, any special charges and extraordinary losses (determined on an after-tax basis) incurred by Parent and its Subsidiaries in connection with the Retail Store Renovation up to an aggregate amount not to exceed $3.6 million, as such amount is recalculated by Parent (and confirmed by Agent) in order to give effect to the actual tax benefit to Parent and its Subsidiaries with respect to such charges and losses.

6.25. Real Property Operating Leases. At no time during any fiscal year shall the aggregate rental payments made by Parent and its Subsidiaries in respect of New Real Property Operating Leases entered into in such fiscal year (offset by related sublease rental payments of franchisees received by Parent and its Subsidiaries) exceed $5,000,000.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of Parent or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2 or any of Sections 6.10 through 6.25.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within twenty days after notice from the Agent or any Lender.

7.5. Failure of Parent or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by Parent or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of Parent or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Parent or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. Parent or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of Parent or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against Parent or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Parent and its

Subsidiaries which, when taken together with all other Property of Parent and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. Parent or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

7.11. Nonpayment by Parent or any of its Subsidiaries of any Rate Management Obligation when due or the breach by Parent or any of its Subsidiaries of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12. Any Change in Control shall occur.

7.13. Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Parent or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000.

7.14. Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Parent and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $1,000,000.

7.15. Parent or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by Parent, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

7.16. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.17. The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty, or any Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Facility LC Collateral Account. (a) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, jointly and severally, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders, or the Agent with the consent of the Required Lenders may (and at the request of the Required Lenders, the Agent shall) (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent for the benefit of the Lenders the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may and, at the request of the Required Lenders shall, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c) The Agent may and, at the request of the Required Lenders shall, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(d) At any time while any Default is continuing neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Revolving Credit Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, that:

(a) no such supplemental agreement shall, without the consent of each Lender adversely affected thereby: (i) extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto; or (ii) extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Revolving Credit Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement; and

(b) no such supplemental agreement shall without the consent of each Lender: (i) reduce the percentage specified in the definition of Required Lenders; (ii) amend this Section 8.2; or (iii) release any Guarantor from its obligations under the Guaranty.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Revolving Credit Commitment of such Lender may be increased or extended without the consent of such Lender.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.14, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.5.1, 9.9 and 10.12 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.5.1. Expenses; Indemnification. (a) The Borrower shall reimburse the Agent and the Arranger for any reasonable costs and out-of-pocket expenses (including attorneys’ fees and time charges of outside attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the reports described in the following sentence. The Borrower acknowledges that from time to time JPMorgan Chase Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports pertaining to the Borrower’s assets for internal use by JPMorgan Chase Bank from information furnished to it by or on behalf of the Borrower, after JPMorgan Chase Bank has exercised its rights of inspection pursuant to this Agreement.

(b) The Borrower hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.5.1 shall survive the termination of this Agreement.

9.6. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to the LC Issuer and each of the Lenders.

9.7. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.

9.8. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials requesting such information, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.10 shall set forth the entire agreement between the Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.10 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.11. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.12. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan Chase Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Parent and its Affiliates.

ARTICLE X

THE AGENT

10.1. USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.2. Appointment; Nature of Relationship. JPMorgan Chase Bank is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.3. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.4. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.5. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Agent shall have no duty to disclose to the Lenders, and shall not be liable for the failure to disclose, information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

10.6. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.7. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.8. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Revolving Credit Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.9. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, in proportion to their Revolving Credit Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) to the extent not reimbursed by the Borrower, for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) to the extent not reimbursed by the Borrower, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.9, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.9 shall survive payment of the Obligations and termination of this Agreement.

10.10. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.11. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Credit Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Parent or any of its Subsidiaries in which the Parent or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.12. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by Parent and its Subsidiaries and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.13. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders (with the consent of the Borrower prior to the occurrence of a Default) shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint (with the consent of the Borrower prior to the occurrence of a Default), on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time with the consent of the Borrower (so long as no Default shall have occurred or be continuing) but without the consent of any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.13, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.14. Agent and Arranger Fees. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated August 25, 2005 (the “Fee Letter”).

10.15. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.16. Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

10.17. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Loan or Letter of Credit reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit reimbursement obligations and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Agent under Sections 2.6, 2.20.4, 9.5.1 and 10.14) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 9.5.1 and 10.14.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the obligations under the Loan Documents or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Revolving Credit Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Revolving Credit Note to its trustee in support of its obligations to its trustee; provided, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Revolving Credit Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Revolving Credit Note to direct payments relating to such Loan or Revolving Credit Note to another Person. Any assignee of the rights to any Loan or any Revolving Credit Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Revolving Credit Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Revolving Credit Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Revolving Credit Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Revolving Credit Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Revolving Credit Commitment or outstanding Loans (if the Revolving Credit Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2. Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing or in connection with the physical settlement of a credit derivative transaction. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender. The consent of the LC Issuer shall be required prior to an assignment of a Revolving Credit Commitment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2. and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Credit Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Revolving Credit Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Revolving Credit Notes are issued to such transferor Lender and new Revolving Credit Notes or, as appropriate, replacement Revolving Credit Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Credit Commitments, as adjusted pursuant to such assignment.

12.3.4. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided, that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrower, at the address or telecopier number set forth on the signature page hereof;

(ii) if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF,

RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

MIDAS INTERNATIONAL CORPORATION

By:
Name:
Title:

1300 Arlington Heights Road
Itasca, Illinois 60143
Attention: Treasurer
Telephone: (630) 438-3012
Facsimile: (630) 438-3702

Signature page to Credit Agreement

Revolving Credit Commitment	$30,000,000

JPMORGAN CHASE BANK, N.A.
Individually, as LC Issuer, as Swing Line Lender and as Agent

By:

Title:
120 S. LaSalle Street
3rd Floor, IL1-1645
Chicago, Illinois 60603

Attention:	Todd H. Meggos
Telephone: (312) 661-0202
FAX: (312) 661-0761

Signature page to Credit Agreement

Revolving Credit Commitment	$25,000,000

NATIONAL CITY BANK OF THE MIDWEST,
as Syndication Agent

By:

Title:
One North Franklin
Suite 2000
Chicago, IL 60606

Attention:	Stephanie A. Kline, Vice President
Telephone: (312) 384-6906
FAX: (312) 384-4666

Signature page to Credit Agreement

Revolving Credit Commitment	$25,000,000

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent

By:

Title:
Power and Energy Division
LaSalle Bank N.A.
135 S. LaSalle St. Suite 628
Chicago, IL 60603

Attention:	Meghan Schultz
Assistant Vice President
Telephone: (312) 904-9457
FAX: (312) 904-1994

Signature page to Credit Agreement

Revolving Credit Commitment	$10,000,000

HARRIS N.A.

By:

Title:
111 W. Monroe
Suite 20E
Chicago, IL 60603

Attention:	Juan Ramirez
Telephone: (312) 461-6167
FAX: (312) 293-5041

Signature page to Credit Agreement

Revolving Credit Commitment	$20,000,000

BANK OF AMERICA, N.A.

By:

Title:
231 S. LaSalle Street
IL1-231-08-40
Chicago, IL 60604

Attention:	Chris D. Buckner
Telephone: (312) 828-2732
FAX: (312) 974-2109

Signature page to Credit Agreement

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	1.25%	1.50%	1.75%	2.00%	2.25%
Floating Rate	0%	0%	0%	0.50%	0.75%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
LC Fee	1.25%	1.50%	1.75%	2.00%	2.25%
Commitment Fee	0.25%	0.25%	0.25%	0.375%	0.50%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of Parent delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Parent fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted commencing after delivery of the Financials for the fiscal quarter ended October 1, 2005, Level IV Status shall be deemed to exist.